Exhibit 99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the RevenueShares ETF Trust, and to the use of our report dated August 22, 2014 on the financial statements and financial highlights of the RevenueShares Large Cap Fund, RevenueShares Mid Cap Fund, RevenueShares Small Cap Fund, RevenueShares Financials Sector Fund, RevenueShares ADR Fund, RevenueShares Navellier Overall A-100 Fund, and the RevenueShares Ultra Dividend Fund, each a series of shares of the RevenueShares ETF Trust. Such financial statements and financial highlights appear in the June 30, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2014